Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders
AllianceBernstein Corporate Income Shares

We consent to the use of our report dated June 24, 2009, with respect to the statement of assets and liabilities, including the portfolio of investments, of AllianceBernstein Corporate Income Shares as of April 30, 2009, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended and for the period from December 11, 2006 (commencement of operations) to April 20, 2007, incorporated herein by reference, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "SHAREHOLDER SERVICES
- Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


                                        /s/ KPMG LLP


New York, New York
August 28, 2009